EXHIBIT 23.10

To the Partners of FrontierVision Operating Partners, L.P.


We consent to the use of our reports dated March 12, 1997, relating to the consolidated balance sheets of FrontierVision Operating Partners, L.P. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows and partners' capital for the year ended
December 31, 1996 and the period from inception (April 17, 1995) through December 31, 1995, included herein and to the reference to our firm under the heading "Experts" in the post-effective amendment to the Form S-1.


/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Denver, Colorado
March 25, 1997